P R E S S R E L E A S E

SES Relocates Houston-Based Corporate

Headquarters to Three Riverway Office Tower

HOUSTON, Texas, March 31, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) today announced the relocation of its Houston, Texas-based corporate headquarters to the Three Riverway Office Tower, Suite 300, Houston, Texas 77056.  SES has signed a five-year lease with a five-year renewal option for the new space.

“The expiration of the lease on our existing office space created an ideal opportunity to move to the nearby Riverway complex.  Fifty percent larger than our existing space, Riverway offers expansion capability to accommodate future growth beyond our current 15-person domestic team,” stated Tim Vail, President and CEO of SES.

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets.  The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical applications or as a feedstock for producing transportation fuels.  The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The Company currently has offices in Houston, Texas, Shanghai and Beijing, China.  For more information on the Company, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects," "will" and similar expressions identify certain of such forward-looking statements.  Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology, our results of operation in foreign countries and its ability to maintain production from its first plant in its Hai Hua project.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

6330 West Loop South, Suite 300  Houston, Texas 77401

Tel: (713) 579-0600 / Fax: (713) 579-0610

Contact:
Synthesis Energy Systems, Inc.
Molly Ladd Whitaker

Investor Relations

(713) 579-0607

molly.whitaker@synthesisenergy.com